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Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact: Cheryl Slomann QAD Investor Relations 805 566 5139 investor@qad.com	Rob Whetstone PondelWilkinson MS&L 323 866 6060 investor@pondel.com

QAD Expects to Exceed Revenue and Earnings
Guidance for Fiscal 2003 Fourth Quarter

        Carpinteria, Calif.—February 17, 2003—QAD Inc. (NASDAQ:QADI) today said the company expects to exceed its previously announced revenue and earnings per share guidance for the fiscal 2003 fourth quarter ended January 31, 2003.

        At QAD's annual sales meeting held in San Antonio, TX, Karl Lopker, chief executive officer, said a preliminary review of fiscal fourth quarter financial results indicate that revenues will likely be in the range of $55 to $57 million, driven by stronger-than-anticipated license revenues. The strong fourth quarter results indicate that full year revenues will be in the range of $193 to $195 million. Previous guidance had placed fourth quarter revenues in a range of $51 to $54 million and full year revenues in a range of $189 to $192 million.

        Because of the anticipated increase in revenues, QAD also said it expected diluted earnings per share, excluding restructuring charges, to range between $0.09 and $0.12 for the fiscal 2003 fourth quarter. This compares to previous guidance of $0.02 to $0.07, which did not anticipate a restructuring charge. During the quarter, the company took additional actions related to personnel and facilities consolidation, which will result in a fourth quarter restructuring charge of $1 to $2 million, or $0.03 to $0.06 diluted earnings per share.

        QAD's results remain subject to review by its outside independent auditors. The company plans to report its complete results for the fiscal 2003 fourth quarter and full year on March 5, 2003.

About QAD

        QAD delivers value through collaborative commerce for manufacturers, empowering enterprises to integrate diverse business processes and increase profitability. By enabling global manufacturers to efficiently manage resources within and beyond the enterprise, QAD solutions can improve customer delivery performance and reduce inventory costs. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,400 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        "QAD" is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances, delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic factors. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002.

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QAD Expects to Exceed Revenue and Earnings Guidance for Fiscal 2003 Fourth Quarter